As filed with the Securities and Exchange Commission on December 1, 2022

Registration No. 333-229851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-229851

UNDER

THE SECURITIES ACT OF 1933

FLAGSTAR BANCORP, INC.

(New York Community Bancorp, Inc. as successor by merger to Flagstar Bancorp, Inc.)

(Exact name of registrant as specified in charter)

Michigan	38-3150651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5151 Corporate Drive,

Troy, Michigan 48098

(248) 312-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas R. Cangemi

President and Chief Executive Officer

New York Community Bancorp, Inc.

102 Duffy Avenue,

Hicksville, New York 11801

(516) 683-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3D (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) by Flagstar Bancorp, Inc. (“Flagstar”) to terminate all offerings under the Registration Statement and to deregister any and all shares of Flagstar common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement on Form S-3D, File No. 333-229851, filed with the SEC on February 25, 2019, registering 500,000 Shares issuable pursuant to the Flagstar Bancorp, Inc. Dividend Reinvestment Plan.

On December 1, 2022, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community Bancorp, Inc. (“NYCB”), 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar, as amended by Amendment No. 1 thereto, dated as of April 26, 2022, and Amendment No. 2 thereto, dated as of October 27, 2022, Merger Sub merged with and into Flagstar, with Flagstar as the surviving entity (the “Merger”). Immediately following the Merger, Flagstar merged with and into NYCB, with NYCB as the surviving entity (the “Holdco Merger” and, together with the Merger, the “Mergers”).

In connection with the Mergers, Flagstar has terminated all offerings of Flagstar’s securities pursuant to the above-referenced Registration Statement. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, Flagstar is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister, and does hereby remove from registration, all the securities of Flagstar registered under such Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hicksville, State of New York, on December 1, 2022.

NEW YORK COMMUNITY BANCORP, INC. As successor-in-interest to Flagstar Bancorp, Inc.

By:	/s/ R. Patrick Quinn
Name:	R. Patrick Quinn
Title:	Senior Executive Vice President, General Counsel & Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3D in reliance upon Rule 478 of the Securities Act.